Exhibit 5

January 11, 2000

SangStat Medical Corporation
6300 Dumbarton Circle
Fremont, California 94555

Re: SangStat Medical Corporation Registration Statement for Offering of 1,550,000 Shares of Common Stock

Ladies and Gentlemen:

      We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 1,300,000 shares of Common Stock under the Company's 1993 Stock Option Plan and 250,000 shares of stock under the Company's 1996 Non-Employee Directors Stock Option Plan. We advise you that, in our opinion, when such shares have been issued and sold under the applicable provisions of the Company's 1993 Stock Option Plan or the 1996 Non-Employee Directors Stock Option Plan, and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP